Exhibit 32.2

CERTIFICATIONS

I, Darin R. Janecek, certify that:

I have reviewed this annual report on Form 10-K of ARI Network Services, Inc. (the “Company”);

Based on my knowledge, this annual report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

Dated:  October 29, 2012

/s/ Darin R. Janecek

Darin R. Janecek
Vice President of Finance and Chief Financial Officer

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